Exhibit 32

Certification Pursuant to Section 906 of the Sarbanes-Oxley Act of
2002

(18 U.S.C. 1350)

Persuant to Section 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. 1350) the undersigned General Partners of TASA Products Limited, a Washington limited partnership (the "Company"), do hereby certify, to the best of such General Partner's knowledge and belief, that:

1. The Annual Report on Form 10-K for the year ended December 31, 2005 (the "Form 10-K) of the Company fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2. The information contained in the Form 10-K fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/MICHEL E. MAES	/s/JAMES R. STEFFEY
Michel E. Maes	James R. Steffey
Co-General Partner	Co-General Partner
Date: 2-29-08	Date: 2-29-08

SIGNATURES

Pursuant to the Requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Registrant:	TASA PRODUCTS LIMITED

By:		Date: 2-29-08

Michel E. Maes, General Partner

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following person on behalf of the registrant and in the capacity and on the date indicated.

By:		Date: 2-29-08
Michel E. Maes, General Partner

Supplemental Information to be furnished with Reports filed pursuant to Sections 15(d) of the Act by Registrants which have not registered securities pursuant to Section 12 of the Act.

No annual reports or proxy materials have been or will be sent to security holders.

TASA PRODUCTS LIMITED
BALANCE SHEET
DECEMBER 31, 2007 AND 2006
(UNAUDITED)

	12/31/07	12/31/06

ASSETS

Current Assets:
Cash	$0	0
Royalties Receivable	0	0
	__	__

TOTAL CURRENT ASSETS	$0	0

Intangible Assets Less Amortization	0	0
Receivable from Affiliates Less Allowance	0	0

TOTAL ASSETS	0	0

LIABILITIES AND PARTNERS' EQUITY

Current Liabilities:
Accounts Payable	$0	0
Taxes Payable	0	0
Reporting Reserve	0	0

TOTAL CURRENT LIABILITIES	0	0

Payable to Former Secured Creditors	2,383,607	2,383,607
	__	__

TOTAL LIABILITIES	2,383,607	2,383,607

Partners' Capital	(2,383,607)	(2,383.607)
	__	__

TOTAL LIABILITIES AND PARTNER'S EQUITY	0	0

The accompanying notes are an integral part of the financial statements

TASA PRODUCTS LIMITED
STATEMENT OF INCOME
FOR THE YEAR ENDING
DECEMBER 31, 2007, 2006, & 2005
(UNAUDITED)

	12/31/07	12/31/06	12/31/05

Revenue
Royalty Revenue	0	0	0
Other Revenue	0	0	0
	__	__	__

TOTAL REVENUE	0	0	0

Costs and Expenses:
Bank Charges	0	0	0
Commissions	0	0	0
Filing Fee for 10-K	0	0	0
Operating Expense (Reporting)	0	0	0
Reporting Reserve	0	0	0
Professional Fees	0	0	0
Supplies	0	0	0
Taxes	0	0	0
	__	__	__

TOTAL COSTS AND EXPENSES	0	0	0

Net Income (Loss)	0	0	0

The accompanying notes are an integral part of the financial statements

TASA PRODUCTS LIMITED
STATEMENT OF CASH FLOWS
FOR THE YEARS ENDING
DECEMBER 31, 2007, 2006, & 2005
(UNAUDITED)

	12/31/07	12/31/06	12/31/05

Net Cash From Operating Activities	$0	0	0
Net Cash Used By Investing Actvts.	0	0	0
Net Cash From Financing Actvts	0	0	0
Net Increase In Cash		0	0
Cash At Begining of Period	0	0	0
Cash At End Of Period	0	0	0

TASA  PRODUCTS LIMITED
STATEMENT OF PARTNERS' CAPITAL
FOR THE YEAR ENDING
DECEMBER 31, 2007, 2006 & 2005
(UNAUDITED)

	12/31/07	12/31/06	12/31/05

Contributions by Partners	0	0	0

Capital Withdrawals	0	0	0

Syndication Costs	0	0	0

Accumulated Surplus (Deficit)	(2,383,607)	(2,383,607)	(2,383,607)

Net Income (Loss)	0	0	0

Partners' Capital (Deficit)	(2,383,607)	(2,383,607)	(2,383,607)

The accompanying notes are an integral part of the financial statements

TASA PRODUCTS LIMITED
(a Washington State limited partnership)
NOTES TO THE FINANCIAL STATEMENTS

1.	Partnership Organization and Operations

TASA Products Limited, a Washington State limited partnership ("the partnership"), was formed on June 19, 1980 for the purpose of raising certain capital through the public offering of Limited Partnership interests (4,100 units; $1,000 per unit), and acquiring the rights to and conducting research and development with respect to a group of electronic products.  Subsequently, the Partnership commenced limited manufacturing and marketing activities for certain products.  The Partnership shall continue for a period of thirty (30) years from the date of organization unless the Partnership is sooner dissolved according to the provisions of the Amended Certificate of Limited Partnership and Agreement.  The Partnership has two general partners and limited partners comprised of certain investor groups.

Research and development was completed and sales of products began.  For admission to the Partnership, an investor was assigned to a group (one group is associated with each phase), based on the timing of receipt of the contribution.  Sale of all of the 4,100 limited partnership units was completed in 1981. The units of the Partnership are nonassessable.

Partners' Capital

Initial contributions aggregating $4,100,00 were made by the Limited Partners.  The General Partners have not and will not make any capital contributions.  Partners share in income or loss of the partnership as set forth below.

Allocation of Income, Loss and Cash Distributions

The loss attributable to the research and development efforts of each phase was allocated to the partners included in such phase as follows:

Limited Partners, pro rata	98%
General Partners	2%

All income and/or loss attributable to the operations after the research and development program has been completed, including revenues derived from the sale or other disposition of any rights or interest, shall be allocated as follows:

Limited Partners, all groups, pro rata	98%
General Partners	2%

The Limited Partners shall receive one hundred percent of the cash available for distribution, until such time as the Limited Partners have received in distribution an amount equal to the cumulative capital contributions received from Limited Partners.

After the Limited Partners have received cash distributions in an amount equal to the cumulative capital contributions received from Limited Partners, the General Partners will receive one hundred percent of the cash available for distribution, until such time as the General Partners have received an amount equal to five percent of the cumulative capital contributions received from Limited
Partners.

Thereafter, the cash available for distribution shall be allocated as follows:

Limited Partners, all groups, pro rata	95%
General Partners	5%

Upon dissolution of the Partnership, proceeds of the liquidation will be applied in accordance with the terms of the Amended Certificate and Agreement of Limited Partnership in the following order of priority:

1)	To the payment of liabilities of the Partnership and expenses of liquidation;

2)
To the setting up on any reserves which the General Partners may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership, or of the General Partners, arising out of or in connection with the Partnership;

3)
To the repayment of the Limited Partners' contributions to the capital of the Partnership, plus an amount equal to six percent of the capital contributions per annum cumulative, less the sum of prior distributions to investors from cash available for distribution;

4)	Any balance then remaining shall be apportioned among all the partners as follows:

Limited Partners, pro rata	98%
General Partners	2%

Pursuant to the terms of the Partnership Agreement, the General Partners are not required to contribute to the Partnership any deficit in their capital accounts which exist after application of proceeds of liquidation as set forth above.

The Partnership filed for Bankruptcy protection under Chapter 11 in April 1986.  The Chapter 11 was converted to a Chapter 7 by the Bankruptcy Court in October 1989 and then the Bankruptcy was dismissed in June 1990. The dismissal did not involve any discharge of the Partnership's obligations, some of which were accrued property taxes in the amount of under $1,000.  These were paid by the General Partners and are now included in the Amounts Payable To Affiliates.

2.	Significant Accounting Policies

Basis of Reporting

The records of the Partnership are maintained using the accrual method of accounting.  A substantial portion of the transactions of the Limited Partnership have been, and will continue to be, with the entities affiliated with the General Partners.

Inventories

The partnership has no inventories.

Property and Equipment

The partnership has no tangable properties.

Other Assets

The partnership has no tangable assets.

Offering Costs

Offering costs, including sale commissions to brokers for sales of limited partnership interests were charged directly to the respective partners' capital account.

Income Taxes

The Partnership is not a tax-paying entity.  No provision is made in these financial statements for federal and state income taxes.

Research and Development Expenses

Research and development costs paid or accrued under terms of a contract with an affiliated company were charged to expense in the period in which the obligation was incurred.

Net Loss Attributable to Limited Partners Units

The net loss attributable to each $1,000 limited partnership unit represents the loss for the period allocated to limited partners divided by the number of partnership units outstanding at the end of the period.  The net loss allocated to specific individual units will vary from the amount shown depending on the group to which a limited partner has been assigned.

3.	Notes and Accrued Interest Payable to an Affiliated Company

At December 31, 1980, the Partnership executed a promissory note under the terms of a research and development contract. The note in the amount of $1,148,000 bears interest at the rate of eight and one-half percent compounded annually.  Upon completion of the Partnership funding in 1981, an additional note of $252,000 with the same terms was executed.  The principal and accrued interest was to be paid in full no later than December 31, 1986, and are collateralized by a pledge of certain rights to inventions held by the Partnership.  The date for repayment could be extended at the request of the Partnership to December 31, 1993, provided the Partnership has made payments toward the principal and the accrued interest by December 31, 1986.  After December 31, 1990, interest shall be at a rate of ten percent compounded annually.  Failure of the Partnership to complete payment in full of the entire contract price plus interest on or before December 31, 1986 or such other date if the payment period is extended gives the affiliate the right to foreclose the pledge of the Partnership's ownership interest in the rights to inventions referred to above.  In the event the Partnership assigns, licenses or sells its rights to the inventions to any other party, the affiliate retains an interest in any royalties or income from such assignment, license or sale until such time as the note is paid in full.

Due to the filing of Chapter 11 by the Partnership's affiliate, and by the Partnership, and due to the cessation of commercial activity relating to the Partnership's products, all accrual of interest and right of foreclosure was suspended for the years beyond 1987. The Chapter 11 proceeding of the Partnership's affiliate was dismissed on May 13, 1988.  As of February 2005, no final settlement has been reached with the former secured creditors of the Partnership's affiliate regarding the debt owed by the Partnership.  No further interest was accrued after 1986 by aggreement with the secured creditor.

4.	Transactions with Related Parties

A substantial portion of the transactions of the Partnership have been, and are anticipated in the future to be, with the General Partners and their affiliates.  Significant transactions with these parties are summarized in the following paragraph.

Management fees to the General Partners of $18,500 and $84,000 (2.5% of the limited partners' contributions), were incurred in 1981 and 1980, respectively.  The fees represent compensation to the General Partners for organization of the Partnership and for expense incurred in connection with the offering of the limited partnership units.  The fees were allocated to organization and offering costs.

An affiliate of the General Partners entered into a fixed price research and development contract with the Partnership.  The affiliate received $756,000 (cash of $504,00 and a promissory note in the amount of $252,000), and $3,444,000 (cash of $2,296,000 and a promissory note in the amount of $1,148,000), in 1981 and 1980, respectively, as payment for conducting all present and future research and development of the Partnership.  The affiliate's costs for performing the research and development activities included certain general and administrative and overhead costs allocated by its parent company, an affiliate of the General
Partners.

Prior to transferring product rights under the licensing agreement, the Partnership can manufacture and market any products developed.  In 1982, the Partnership elected to do so and entered into a manufacturing and marketing agreement whereby the Partnership reimbursed the affiliate for all costs incurred in the manufacturing and marketing activities.  In addition, the affiliate would receive 40% of net profits (as defined in the agreement), derived from the manufacture and sale of the products produced under this agreement.  Substantially all operating costs of this affiliate have been allocated to the Partnership under this agreement.

The Partnership has been charged for certain general and administrative services provided by other affiliates of the General Partners.  The General Partners have and will provide management, research and development and other technical services to affiliates which provide services to the Partnership.  The General Partners are and will be compensated by the affiliated companies for such services.

A new license agreement has been entered into by the Partnership with a newly created entity, which, as with the prior license, the General Partners are part owners, officers and directors.  The General Partners have received and are expected to receive compensation in the future from this entity.

5.	Commitments and Contingencies

The Partnership has entered into agreements with several individuals to obtain title to inventions and designs relating to the electronic products the Partnership is developing.  Pursuant to the terms of the agreements, the individuals are entitled to royalties received by the Partnership under licensing agreements associated with the products.

The Partnership has entered into a licensing agreement with an affiliate of the General Partners providing manufacturing and marketing services under which the licensee has, upon transfer of the product rights, the exclusive right to manufacture, use and sell any products successfully developed by the Partnership.  The terms of the agreement extend throughout the life of the Partnership.  In return for granting this license, the Partnership shall receive royalties from the licensee as set forth in the licensing agreement for its own products.  The details of the royalty arrangement are as follows: Initial royalties of 1% are payable on collected invoices for sales starting in September 1990, followed by 2% in September 1991 and 5% per year starting in September 1992 and thereafter.  (Accounting is done in the quarter following the quarter in which the sales receipts occur).  The royalty is divided between partnerships in the case of joint ownership of rights.  TASA receives 45% of the 5% royalty from sales of DOVE and 90% of the 5% from sales of LCM.

In 1995, a new royalty agreement was put into effect in order to reduce administrative expenses.  Under the new plan, no royalties will accrue to the partnership until a total of $300,000.00 of sales on products licensed to LINC Technology Corporation have been generated and collected.  At that point, a lump sum royalty payment of $15,000.00 will be paid to the patrnership group of TASA Products Limited (the Partnership), Energy Sciences Limited Partnership, Telemetric Controls Limited Partnership, and Communications Link Limited Partnership.  After such payment, again no royalty will accrue or be owed until another $300,000.00 in sales has occured, after which a second lump sum of $15,000.00 is due, and so forth.   LINC Technology Corporation will be responsible for periodic mailings to the partnership at its expense.  Based on IRS regulations, no partnership 1065 tax returns and K-1s have to be filed or issued until the royalty accrues.  Filings of 1065 and K-1 forms were done in March 2000 for year 1999.  Filings of 1065 and K-1 forms were done again in March 2001 for year 2000 for information purposes to show the changes in capital accounts.

In 2003, as the amount of sales was approaching $300,000 again, the General Partners reviewed the costs associated with preparing the partnership tax returns (Form 1065) and the preparation and mailing of both the K-1s and distribution checks.  Based on our experience in 2000, the General Partners estimated the cost to be approximately $5000.00.  In addition, the General Partners heard from many Limited Partners that the trouble involved in providing the tax information to their accountants was not worth the money that they received.  The General Partners therefore increased the level of sales required before a royalty payment is due from $300,000 to $600,000, which would result in a royalty payment totaling $30,000, instead of $15,000 to be divided among all individual limited partners.  As a result, a smaller percentage of the royalty would go to tax form and check preparation costs.